Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2024 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2025), with respect to the consolidated financial statements of Quantum Corporation included in this Current Report on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Quantum Corporation on Form S-1 (File No. 333-284528) and on Forms S-8 (File Nos. 333-184854, 333-200052, 333-218576, 333-221476, 333-234046, 333-236270, 333 -252601, 333-259902, 333-269445 and 333-282131).

/s/ GRANT THORNTON LLP

Bellevue, Washington
April 16, 2025